UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

DEBT RESOLVE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33110	33-0889197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite S-223 White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Debt Resolve, Inc.

December 19, 2014

Item 3.02. Unregistered Sales of Equity Securities.

In connection with entering into the Progress Advocates LLC joint venture with LSH, LLC, as described in the press release referenced in Item 7.01 below, Debt Resolve issued to LSH, LLC two five-year warrants to purchase an aggregate of 1,500,000 shares of series A convertible preferred stock of Debt Resolve at an exercise price of $0.50 per preferred share, which shares of preferred stock are convertible into shares of Debt Resolve common stock on the basis of ten shares of common stock for every one share of preferred stock. The first warrant for 1,000,000 shares of Debt Resolve preferred stock vests and becomes exercisable 25% upon issuance and the balance upon the achievement by Progress Advocates of specific increasing revenue goals. The second warrant for 500,000 shares of Debt Resolve preferred stock vests and becomes exercisable when Progress Advocates achieves at least $1,000,000 in cumulative “operating income.” The warrants were issued by Debt Resolve to LSH, LLC pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

Item 7.01. Regulation FD Disclosure.

The information contained in the press release issued by Debt Resolve, Inc. on December 18, 2014, reporting the launch of Progress Advocates LLC, a joint venture with LSH, LLC focused on the student loan debt market, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference. The information in this Item 7.01 (including the press release) is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The exhibit listed in the following Exhibit Index is filed as part of this current report.

Exhibit No.	Description

4.1	Preferred Stock Purchase Warrant No. 1 issued by Debt Resolve, Inc. to LSH, LLC for 1,000,000 shares.

4.2	Preferred Stock Purchase Warrant No. 2 issued by Debt Resolve, Inc. to LSH, LLC for 500,000 shares.

99.1	Press Release of Debt Resolve, Inc., “Debt Resolve launches Progress Advocates LLC,” issued December 18, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: December 19, 2014	By:	/s/ Stanley E. Freimuth
Stanley E. Freimuth
Chief Executive Officer